Exhibit 99.1

15601 Dallas Parkway, Suite 600
Dallas, Texas 75001

January 4, 2013

Dear Shareholder:

In accordance with Behringer Harvard Opportunity REIT I, Inc.’s (the “REIT”) Amended and Restated Policy for Estimation of Common Share Value, our board of directors has established an estimated per-share valuation of our common stock of $3.58 as of December 14, 2012. This estimated per-share value is the value of the REIT’s assets given the current point-in-time market conditions of the various net assets. As previously announced, we expect to dispose of the remaining portfolio assets in an orderly and strategic manner over a period of time that maximizes the return of capital to investors.

As part of its valuation process, the REIT engaged an independent third party, Robert A. Stanger & Co., Inc., a nationally recognized valuation and appraisal firm specializing in real estate, traded and non-traded REITs, and direct participation programs. The board reviewed the methodologies and assumptions used and, after conferring with the valuation firm and the REIT’s management, confirmed that the estimated value per share of $3.58, as prepared by the REIT’s advisor, is reasonable and prepared in accordance with appropriate methods for valuing real estate.

As noted in our estimated valuation policy, the estimated per-share value may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets—the proceeds from such actions could possibly be higher or lower than this point-in-time estimated per-share value. For a detailed description of the valuation methodologies used by the REIT and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 20, 2012, a copy of which is available without charge at sec.gov or at behringerharvard.com.

Challenging Economic Conditions Continued in 2012

The new estimated per-share value reflects the current challenging economic climate that continues to impact the real estate and capital markets and opportunistic investments made prior to the market downturn. The new estimated per-share value of $3.58 compares with an estimated per-share value of $4.12 as of December 31, 2011. The new estimated per-share value is reported on your investor statement.

An opportunity-style REIT like ours generally acquires assets with the intention of spending capital to enhance and reposition these assets for value appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes, including the “legacy” assets in which the REIT invested prior to the collapse of the economy in October 2008.

The contributors to the changes in the 2012 estimated per-share valuation were:

Real Estate Portfolio:

•      Royal Island, The Bahamas—the recently updated appraisal reflects the lack of comparable sales of resort properties and the low level of demand from opportunistic investors and developers, which in turn lowers the estimated value of our investment. The estimated valuation is $0.38 per share below 2011.

•      Rio Salado, Phoenix, Arizona—industrial land sales and development demand remain weak in this market, which in turn lowers the estimated value of our investment. The estimated valuation is $0.11 per share below 2011.

•      Frisco Square, Frisco, Texas—significant value was created as a result of the bankruptcy filing and subsequent recapitalization. The estimated valuation is $0.18 per share greater than 2011.

•      Other real estate assets—the estimated valuation for the remaining real estate portfolio is $0.02 per share greater than 2011.

behringerharvard.com Main: 866.655.3600 Fax: 866.655.3610

Debt-Related:

•      Interest and financing costs and loan prepayments contributed a net negative $0.06 per share to the 2012 estimated valuation.

Asset Sales, Reinvestment in Existing Assets and Other Items:

•      Asset sales, reinvestment in the remaining real estate portfolio, and other operating costs contributed a net negative $0.19 per share to the 2012 estimated valuation.

Positive Steps to Preserve Value for Shareholders

The economic stresses of recent years have prevented us from achieving our original underwriting assumptions. These stresses are seen in our real estate portfolio through slower leasing activity, negative or only slight growth in rental rates, lower occupancy, lower or negative returns on developments, a slow market for land sales, economic instability in Europe, and significantly lower than anticipated operating cash flow.

In this difficult environment we are continuing to execute our strategic plan to add value to the portfolio and stabilize the REIT’s balance sheet. To this end, in 2012 we had a number of successes. For example, through the first nine months of the year, we increased liquidity nearly fourfold, providing us with considerable flexibility in preserving the value of the REIT’s assets. We reduced debt by $80.6 million, or 30%. We paid off, refinanced, and/or restructured debt of approximately $160 million, which, for the remaining loans, extended maturities, reduced the REIT’s recourse obligations, and reduced the REIT’s exposure to interest rate volatility.

At our Frisco Square development in Frisco, Texas, the U.S. Bankruptcy Court confirmed the Plan of Reorganization.  The Plan was unanimously approved by the creditors and equity holders and provides for full payment to all creditors. Pursuant to the Plan, we entered into an extension and modification of the loans secured by our Frisco Square development on December 27, 2012. The modified loans have a five-year term, plus a two-year extension option, providing runway to execute our business plan for Frisco Square. On January 2, 2013, the Frisco Square property emerged from bankruptcy with a better cost structure and stronger capital structure. When viewed in conjunction with the continuing strong leasing activity at this development, we are encouraged about Frisco Square’s future. It is important to note that without this difficult decision to put the property into bankruptcy in early 2012, Frisco Square likely would have reverted to the lender, costing investors significant lost value.

In addition, the improvement in the REIT’s liquidity position helped us continue to fund the necessary costs and investments to operate Frisco Square and benefit from its improving valuation. Also, our improving liquidity position enabled us to continue to fund operations at Chase Park Plaza in St. Louis, Missouri, and complete the November 2011 refinancing of this asset. Without this transaction, Chase Park Plaza likely would have been foreclosed upon during 2012, costing shareholders significant lost value. Similar to Frisco Square, these actions created an increase in value for Chase Park Plaza compared with 2011.

Making the Right Decisions to Preserve Value

In summary, the management of the REIT is continuing to make the difficult, but necessary decisions to preserve value (and create additional value where possible) for our shareholders. We expect to dispose of most of the non-development portfolio in the coming years. In the near term, we are using the sale proceeds for retenanting and reinvestment in the existing portfolio properties to enhance their valuations. We are continuing to conserve liquidity, which helps us pay for the leasing commissions and tenant improvements associated with our efforts to increase the occupancy rates of our properties and increase their values to potential buyers. In addition, we are continuing to work to pay down debt associated with our properties and work with our lenders to extend the maturities of existing debt, as well as identify potential new sources of capital. The development properties could remain in the portfolio for two to five years in order to provide sufficient time for us to maximize their value. We remain focused on making the right decisions now in order to improve the value of our assets for our shareholders in the future.

Investor Web/Conference Call to Discuss Fourth Quarter 2012 Results

On April 4, 2013, at 1:00 p.m. Central Time, the REIT will host a web/conference call to discuss the REIT’s fourth quarter 2012 financial highlights and also provide a program update. You may participate in this call by dialing 877.312.3928. The conference ID number is: 83656447. To view the presentation online, please go to: behringerharvard.com/op1q42012.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely,

Robert M. Behringer	Michael J. O’Hanlon

Chairman of the Board	Chief Executive Officer and President

Foward-Looking Statements

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Behringer Harvard Opportunity REIT I, Inc. (the “REIT”) cautions investors not to place undue reliance on forward-looking statements, which reflect the REIT’s management’s view only as of the date of this letter. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, availability of cash flow from operating activities for capital expenditures, the REIT’s level of debt and the terms and limitations imposed on it by its debt agreements, availability of credit generally and any failure to refinance or extend the REIT’s debt as it comes due or a failure to satisfy the conditions and requirements of that debt, the need to invest additional equity in connection with debt financings as a result of reduced asset values and requirements to reduce overall leverage, the REIT’s ability to raise capital in the future by issuing additional equity or debt securities, selling its assets or otherwise, construction cost overruns, construction delays, increases in interest rates, lease-up risks, conflicts of interest arising out of the REIT’s relationships with its advisor and its affiliates. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 29, 2012, and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC on August 14, 2012, and November 13, 2012. The REIT’s filings are available free of charge at the SEC’s website at sec.gov or at the website maintained for the REIT at behringerharvard.com.